UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2009

EMPIRE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, Route 17B, P.O. Box 5013, Monticello, NY		12701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 27, 2009, Empire Resorts, Inc. (the “Company”) entered into an Amended and Restated Loan Agreement (the “Loan Agreement”), among the Company, the subsidiary guarantors party thereto, The Park Avenue Bank (“PAB”), in its capacity as assignee of Bank of Scotland, and PAB, as assignee of Bank of Scotland, as agent, which amends and restates the Company’s $10.0 million secured credit facility with the Bank of Scotland (the “Original Loan Agreement”).  In connection with the closing of the Loan Agreement, Bank of Scotland assigned to PAB its rights, title and interest as agent and lender in all loans made under the Original Loan Agreement and all liens and other security interests granted in connection with the Original Loan Agreement.

Immediately prior to the closing of the Loan Agreement, the outstanding balance under the Original Loan Agreement was approximately $6.9 million.  Upon the closing of the Loan Agreement, the Company repaid approximately $2.5 million of the outstanding balance under the Original Loan Agreement.  As a result, the initial outstanding principal amount of the loans under the Loan Agreement is approximately $4.4 million.  PAB, as sole lender under the Loan Agreement, executed a loan participation agreement with Stamford (Victoria) LP (the “Participant”) with respect to $1.0 million of the loans under the Loan Agreement.  Under the terms of the Loan Agreement, the Company may request that PAB and the Participant make available to the Company up to approximately an additional $5.6 million in advances under the Loan Agreement through the participation of third parties acceptable to PAB.

This Loan Agreement continues to be secured by a first mortgage on the 230-acre Monticello Raceway, which was originally granted in favor of the Bank of Scotland by the Company’s wholly-owned subsidiary, Monticello Raceway Management, Inc.  The Loan Agreement is also secured by all other assets of the Company, now owned or later acquired, including a pledge of the Company’s equity interests in all of its current and future subsidiaries.  Pursuant to the terms of that certain Intercreditor Agreement, dated as of July 11, 2005, by and among Bank of Scotland, The Bank of New York, as trustee under the indenture for the benefit of the holders of the Company’s 5½% senior convertible notes (the “Notes”), the Company and certain subsidiaries of the Company (the “Intercreditor Agreement”), the liens securing the obligations under the Loan Agreement have a first  priority  position  notwithstanding  the security interests granted in  connection  with  the  Company’s issuance of $65 million of Notes.

Amounts outstanding under the Loan Agreement bear interest at a rate per annum equal to the greater of (i) the US prime rate plus 5.50% and (ii) 9.00%, which amount is payable monthly following the closing of the Loan Agreement.

The aggregate amount of unpaid principal outstanding under the Loan Agreement is to be repaid upon maturity.  The Loan Agreement provides for a short term maturity date of July 28, 2009 (the “Short Term Maturity Date”). Individual holders of the Notes have a right to demand repayment of the outstanding principal balance of their Notes, plus accrued interest thereon, on July 31, 2009.

If a settlement or restructuring transaction between the Company and the holders of the Notes occurs on or before July 28, 2009 (or within 90 days thereof, provided that all interest that would be due and payable on the unpaid principal has been paid prior to the commencement of such 90 day period), the maturity date of the Loan Agreement is to be extended to July 28, 2011 (the “First Maturity Date”).  If certain conditions are satisfied, the maturity date may be further extended for up two consecutive periods of six months each.  The Company and PAB also agreed, pursuant to the terms of a Side Letter Agreement entered into on July 27, 2009, that in the event the Company reaches an agreement with the holders of the Notes providing for an extension of the date upon which the Notes mature or become mandatorily redeemable, then the First Maturity Date is to be extended to a date that is at least seven days prior to such date.

As a condition to the closing of the Loan Agreement, the Company issued warrants to purchase an aggregate of 277,778 shares of its common stock, at an exercise price of $0.01 per share, to PAB and a designee of the Participant (together, the “Warrants”).  The Warrants expire on July 26, 2014.  On July 27, 2009, the Company also entered into an Investor Rights Agreement with PAB and the Participant in connection with issuance of the Warrants (the “Investor Rights Agreement”).  The Investor Rights Agreement provides the holders of the Warrants with, among other things, certain rights with respect to the registration under the Securities Act of 1933 of the resale of the shares issuable upon exercise of the Warrants.

The foregoing summary of the Loan Agreement and the other loan documents, security agreements and other agreements related thereto does not purport to be complete and is subject to and qualified in its entirety by reference to the actual text of such agreements, copies of which are attached hereto as Exhibits 4.1 through 4.9, inclusive, and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On July 29, 2009, PAB delivered to the Company and the subsidiary guarantors under the Loan Agreement a notice of the occurrence of an event of default under the Loan Agreement as a result of the Company’s failure to pay principal thereunder when due on July 28, 2009.  As a result, all principal outstanding under the Loan Agreement, in the amount of approximately $4.4 million, is immediately due and payable.  Pursuant to the terms of the Loan Agreement, during the continuance of this event of default, the Company is to pay interest on the unpaid principal amount of the outstanding loans at a rate per annum equal to the greater of (i) the US prime rate plus 5.50% and (ii) 9.00%, plus, in either case, 6%.

Item 8.01.	Other Events.

On July 28, 2009, the Company issued a press release announcing the closing of the Loan Agreement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On July 29, 2009, PAB delivered a notice to The Bank of New York advising that, as a result of the occurrence of the event of default under the Loan Agreement described under Item 2.04 above, a standstill period has commenced under the Intercreditor Agreement. Under the terms of the Intercreditor Agreement, during the continuance of the standstill period the holders of the Notes and The Bank of New York, as trustee under the indenture for the benefit of the holders of the Notes, are prohibited from exercising any rights or remedies in respect of collection on, set off against, marshalling of, or foreclosure on the collateral pledged by the Company to secure its obligations under the Notes.

Item 9.01.    Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Exhibits

4.1
Amended and Restated Loan Agreement, dated as of July 27, 2009, among Empire Resorts, Inc., the subsidiary guarantors party thereto, The Park Avenue Bank, in its capacity as assignee of Bank of Scotland, the other lenders party thereto and The Park Avenue Bank, as assignee of Bank of Scotland, as agent for the Banks.

4.2	Amended and Restated Promissory Note issued on July 27, 2009 by Empire Resorts, Inc. in favor of The Park Avenue Bank, as Bank.

4.3	First Amendment to Security Agreement, dated as of July 27, 2009, by and among Empire Resorts, Inc., and each of its subsidiaries party thereto in favor of The Park Avenue Bank, as Agent.

4.4	First Amendment to Pledge Agreement, dated as of July 27, 2009, by and among Empire Resorts, Inc., and each of its subsidiaries party thereto in favor of The Park Avenue Bank, as Agent.

4.5	Side Letter Agreement, dated July 27, 2009, by and between Empire Resorts, Inc. and The Park Avenue Bank.

4.6	Common Stock Purchase Warrant, issued July 27, 2009, by Empire Resorts, Inc. in favor of The Park Avenue Bank.

4.7	Common Stock Purchase Warrant, issued July 27, 2009, by Empire Resorts, Inc. in favor of Alan Lee.

4.8	Investor Rights Agreement, dated as of July 27, 2009, by and among Empire Resorts, Inc., Alan Lee, and The Park Avenue Bank.

4.9	Assignment of Mortgage, dated as of July 27, 2009, by Bank of Scotland PLC in favor of The Park Avenue Bank.

99.1	Press release of Empire Resorts, Inc., issued July 28, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE RESORTS, INC.

Dated: July 30, 2009	By:	/s/ Joseph E. Bernstein
Name: Joseph E. Bernstein
Title: Chief Executive Officer